CLIENT SERVICE AGREEMENT

         THIS AGREEMENT, effective as of September 14, 1998, is made by and between VANGUARD COMMUNICATIONS GROUP, LTD., a Florida corporation ("VCG"), and CORONADO INDUSTRIES, INC., a Nevada corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, VCG is a financial public relations, direct marketing, advertising and consulting firm; and

         WHEREAS, the Company is publicly held with its common stock trading on the Over-The-Counter Bulletin Board Market; and

         WHEREAS, the Company desires to publicize itself with the intentions of making its name and business better known to its shareholders, investors and securities brokerage houses.

         NOW  THEREFORE,   in  consideration  of  the  mutual  covenants  herein
contained, it is agreed:

         A. ENGAGEMENT: The Company hereby engages VCG to publicize the Company to brokers, prospective investors and shareholders in the manner described in Section B of this Agreement, subject to the further provisions of this Agreement. VCG hereby accepts the Company as a client and agrees to publicize it in the manner described in Section B of this Agreement, subject to the further provisions of this Agreement.

         B. VCG's SERVICE PROGRAM: Consists of the following components:

                  1. VCG will review and  analyze  all aspects of the  Company's
goals,  including  any  proposed  acquisitions,   and  make  recommendations  on
feasibility and achievement of desired goals.

                  2. VCG will prepare and distribute a Corporate Overview to each current shareholder of the Company's common stock along with a letter highlighting VCG's investor relations campaign. VCG will provide through their network, securities firms and brokers and individuals interested in purchasing the Company's common stock in the secondary market and schedule and conduct the necessary due diligence and obtain the required approvals necessary for those firms to participate in such secondary market; provided, however, VCG shall provide firms, brokers and all others only with information which has been provided to VCG in writing by the Company. VCG will also interview and make determinations on any securities firms or brokers referred by the Company with regard to their participation in said secondary market.

                  3. VCG will be available to the Company to respond to all inquires received from securities firms and brokers inquiring about the Company.

                  4. VCG will use its best efforts to obtain the Company exposure on national and regional financial radio programming, in independent financial newsletters, and various other financial related publications and media.

                  5. VCG will write and produce a press release announcing its engagement. The Company shall be solely responsible for paying all fees associated with all actual release(s) through Business Wire, PR Newswire, or any other comparable news dissemination source.

                  6. VCG may at its own discretion, and with approval of the Company, at its own expense pay for special reports that can be published in various financial trade publications for both public relations and lead-generating purposes; provided, however, that the content of these special reports is approved by the Company prior to their publication.

                  7. In its representation of the Company, VCG shall not violate any federal or state securities laws.

         C. TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence on September 14, 1998 and, unless this Agreement is sooner terminated, shall continue for six months.

         D. COMPENSATION AND EXPENSES: In consideration of the services to be performed by VCG, the Company agrees to pay compensation to VCG as follows:

                  1. One Hundred Fifty Thousand shares of unrestricted tradeable or free trading shares of the Company's common stock are to be delivered to VCG by the Company as follows: 20,000 shares immediately upon execution of this Agreement, and 30,000 shares on or before October 31, 1998; 50,000 shares on or before November 30, 1998; and 50,000 shares on or before December 31,1998. VCG may transfer the common stock issued to it to its officers, directors and employees: however, VCG shall not transfer the common stock issued to it except in sales through licensed NASDAQ members at prices no less than the highest bid price at the time of the sale. Further, VCG, its officers, directors or employees shall not use any of the common stock issued to it, or allow a brokerage firm to use any of the common stock issued to it, to sell the Company's stock "short" or to "short the Company's stock against the box".

                  2. During the term of this Agreement, VCG shall be entitled to purchase up to 500,000 unrestricted shares of the Company's common stock at $1.25 per share. The Company shall issue such unrestricted shares within three
(3) business days after it receives the $1.25 price per share from VCG.

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
         E. REPRESENTATIONS AND WARRANTIES OF COMPANY: The Company represents and warrants to VCG, with each such representation and warranty being deemed to be deemed material, that:

                  1. The Company will cooperate fully and timely with VCG to enable VCG to perform its obligations under this Agreement.

                  2. The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company with accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the Company.

                  3. The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligations by which the Company may be bound.

                  4. The Company will promptly deliver to VCG a complete due diligence package to include the latest 10K, latest 10Q, last six months press releases, and all other relevant materials, including but not limited to corporate reports, brochures, etc.

                  5. The Company will promptly deliver to VCG a list of names and addresses of all shareholders of the Company which it is aware.

                  6. The Company will promptly deliver to VCG a list of securities brokers and market makers of the Company's securities which have been following the Company.

                  7. The Company will act diligently and promptly in reviewing materials submitted to it by VCG to enhance timely distribution of the materials and will inform VCG of any inaccuracies contained therein prior to the projected publication date.

                  8. The Company represents that all information include in the information package furnished to VCG shall disclose all material facts and not omit any facts necessary to make statements made on behalf of the Company not misleading.

         F. FURNISHING OF INFORMATION BY THE COMPANY: The Company agrees to update the information package on a continuous basis, the Company understands that the sole purpose of the information package is for investors relations. VCG may rely on and assume the accuracy of the information submitted to it by the Company.

         G. COVENANTS OF THE COMPANY: The Company covenants and warrants that any information submitted for dissemination will be truthful, accurate, in compliance with all copyright laws and all other applicable laws and regulations and will not be submitted in connection with improper or illegal act or deed.

         H. COMPANY RESPONSIBLE FOR INFORMATION PROVIDED TO VCG: The Company assumes and claims all responsibility and liability for the content of all written information disseminated by VCG on behalf of the Company which have been approved by the Company. The Company shall indemnity and hold VCG, its subsidiaries, officers and employees harmless from and against all demands, claims or liability arising for any reason due to the content of information disseminated on behalf of the Company. This indemnity shall include any cost incurred by VCG including, but not limited to, legal fees and expenses incurred both in administrative proceedings at trial and appellate levels, in settlement of claims, and payment of any judgement against VCG.

         In order for the indemnity provisions of this paragraph to bind the Company, VCG must within ten (10) business days of receipt notify the Company in writing of any demands, claims or liability for which VCG claims the Company is responsible and the Company shall be entitled, but shall not be obligated, to assume and/or control defense and/or settlement of any action, demand, claim or liability. The Company shall not be required to indemnify VCG for VCG's own negligent or intentional acts or omissions.

         I. ASSIGNMENT AND DELEGATION: Neither Party may assign any rights or delegate and duties hereunder without the Party's express written consent.

         J. EARLY TERMINATION: If the Company fails to cooperate with VCG, or fails to make timely payment of the compensation set forth in Section D of this Agreement VCG shall have the right to terminate any further performance under this Agreement. The Company may terminate this Agreement at any time upon verbal or written notice to VCG. In the event of an early termination of this Agreement, VCG shall only be entitled to retain the shares previously received by it as liquidated damages, and not as a penalty, in lieu of all other remedies and damages; the parties acknowledging and agreeing that it would be too difficult currently to determine the exact extent of VCG's damage, and that the receipt and retention of such compensation is reasonable present estimate of such damages.

         K. LIMITATION OF VCG LIABILITY: If VCG fails to perform its service hereunder, its entire liability to the Company shall not exceed the greater of
(a) the amount of each compensation VCG has received from the Company under Section D of this Agreement or (b) the actual damage to the Company as a result of such nonperformance. In no event will VCG be liable for any indirect, special

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
or consequential damages nor for any claims against the Company by any person or entity arising from or in any way related to this Agreement, unless such damages result from the use by VCG of information not authorized by the Company or from VCG's violation of federal or state securities laws.

         L. OWNERSHIP OF MATERIALS: All rights, title and interest in and to materials to be produced by VCG in connection with the Agreement and other services to be rendered under this Agreement shall be and remain the sole and exclusive property of VCG, except that if the Company performs fully and timely its obligations hereunder, it shall be entitled to receive upon written request, two hundred fifty (250) copies of all such materials.

         M. CONFIDENTIALITY: Until such time as the same may become publicly known, VCG agrees that any confidential nature will not be revealed or described to any person or entity. Upon the completion of its services and upon written request of the Company all materials, original documentation provided by the Company will be returned to it. VCG will, however, require Confidentiality Agreements from its own employees and from contractors VCG reasonably believes will come in contact with confidential material.

         N. ENTIRE AGREEMENT: This writing contains the entire Agreement of the parties. No representations were made or implied upon by either party, other than those expressly set forth. Furthermore, the Company understands that VCG makes no guarantees, assurances or representations in regard to the results of its services. No agent, employee or other representative of either party is empowered to alter any terms, unless done in writing and signed by an executive officer of the respective parties.

         O. CONTROLLING LAW AND VENUE: This Agreement's validity, interpretation and performance shall be controlled under the laws of the State of Arizona.

         P. SEPARABILITY: If one or more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision, to the extent invalid, illegal, or unenforceable and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof, and the Agreement, shall be construed as if such provision had never been contained herein.

         Q. ARBITRATION: Any controversy or claim arising out of or relating to the Agreement or the breach thereof, shall be settled by arbitration in accordance with commercial arbitration rules of the American Arbitration Association, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         R. PREVAILING PARTY: In the event of the institution of any arbitration or litigation, including the appellate level, with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party all costs, reasonable attorney fees and expenses.

         S. FAILURE TO OBJECT NOT A WAIVER: The failure of either party to this Agreement to object to, or to take affirmative action with respect to any conduct the other which is in violation of the terms of the Agreement shall not be construed as a waiver of the violation or breach, or of any future violation, breach or wrongful conduct.

         T. NOTICE: All notices or other documents under this Agreement shall be in writing and delivered personally or mailed by certified mail or overnight service, postage prepaid and addressed to the representative or company as follows:

Coronado Industries, Inc.          Vanguard Communications Group, Ltd.
16929 E. Enterprise Drive          4500 NW 71 Avenue
Suite 202                          Ft. Lauderdale, FL 33319
Fountain Hills, Arizona 85268
Telephone: (602) 837-6810          Telephone: (954) 742-3832

         U. HEADINGS: Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.


         V. MISCELLANEOUS:

                  1. EFFECTIVE DATE OF REPRESENTATION: Shall be September 14, 1998.

                  2. CURRENCY: In all instances, references to dollars shall be deemed to be United States Dollars.

                  3. MULTIPLE COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

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
                   4. SIGNATURES: All parties agree that signatures sent by facsimile transmission are legally binding and acceptable by each party.


         The parties hereto have executed this Agreement, effective as of September 14, 1998.



         CORONADO INDUSTRIES, INC.


         ----------------------------------
         Gary R. Smith
         President


         VANGUARD COMMUNICATIONS GROUP, LTD.


         ----------------------------------
         Steve Bazsuly
         Chairman







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